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                                                                    EXHIBIT 21.1

                      PROJECT SOFTWARE & DEVELOPMENT, INC.

                              List of Subsidiaries
                              --------------------

                                              Jurisdiction of
                                              ---------------
Name of Subsidiary                            Incorporation                             Ownership
------------------                            -------------                             ---------
PSDI International                            Delaware                                     (1)
Software, Inc.
PSDI Security                                 Massachusetts                                (1)
Corporation
PSDI (UK) Ltd.                                United Kingdom                               (2)
PSDI Canada Limited                           Canada                                       (2)
PSDI France SARL                              France                                       (2)
PSDI Australia PTY. Ltd.                      Australia                                    (2)
PSDI Deutschland GmbH                         Germany                                      (2)
PSDI Europe, Ltd.                             United Kingdom                               (2)
PSDI Espana S.A.                              Spain                                        (2)
PSDI Benelux N.V.                             Netherlands                                  (2)
PSDI Norden AB                                Sweden                                       (2)

(1) All of the outstanding capital stock is owned by Project Software & Development, Inc.

(2) All of the outstanding capital stock (other than certain qualifying shares required in the jurisdiction of organization and representing from 0% to 2% of the outstanding capital stock), is owned by PSDI International Software, Inc.